Exhibit 10.16.7

FIRST AMENDMENT TO THE

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

This First Amendment to the Hawker Beechcraft Savings and Investment Plan is made this 15th day of December, 2011.

WHEREAS, Hawker Beechcraft Corporation (the “Company”) maintains the Hawker Beechcraft Savings and Investment Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE in consideration of the foregoing premises, effective August 8, 2011, Section 4.03 of the Plan is amended to read as follows:

Section 4.03. Employer Matching Contribution. Subject to the terms and conditions hereinafter provided, the Employer will make a matching contribution for each eligible Participant (as defined in Article II) as follows:

For each eligible participant who is covered under the provisions of a collective bargaining agreement, the matching contribution will be as follows: (i) prior to August 8, 2011, an amount equal to 100% of the first 4% of Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04 and (ii) on or after August 8, 2011, an amount equal to 50% of the first 4% of the compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04.

Effective October 4, 2010, the matching contribution for all other eligible participants will be equal to 50% of the first 4% of Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04.

Notwithstanding anything herein to the contrary, no Participant will accrue or be entitled to any matching contribution hereunder unless and until such contribution is contributed to the Trust.

The amount of the Employer Matching Contribution for each eligible individual Participant will be determined based on the amount or percentage contributed as a salary reduction contribution for each pay period and not on the total percentage contributed throughout the year.

The amount of the Employer’s matching contribution made for each Participant pursuant to Section 4.03 will be allocated to the Participant’s Matching Account.

The Company reserves, by action of its governing body, the right to terminate, suspend, or modify contributions at any time and from time to time.

IN WITNESS WHEREOF, the foregoing amendment is executed as of the day, month, and year first appearing above.

HAWKER BEECHCRAFT CORPORATION

By	/s/ Rich Jiwanlal

ATTEST:

/s/ Heather Allen